Exhibit 99.1
United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne (972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
FIRST QUARTER 2009 RESULTS
Dallas, Texas, April 27, 2009 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2009 results: Revenues in the first quarter 2009 decreased to $28.3 million from $33.2 million in the prior year comparable quarter, a decrease of $4.9 million, or 14.8%. Revenues from the Company’s lime and limestone operations in the first quarter 2009 decreased $4.1 million, or 13.3%, to $26.5 million from $30.6 million in the comparable 2008 quarter, while revenues from the Company’s natural gas interests decreased $854 thousand, or 32.2%, to $1.8 million from $2.7 million in the comparable 2008 quarter. The decrease in lime and limestone revenues in the first quarter 2009 as compared to last year’s comparable quarter primarily resulted from significantly decreased sales volumes of the Company’s lime products due to reduced demand, principally from its steel, construction and other industrial customers due to the weakened economy, partially offset by average price increases of approximately 9.0%.
The Company reported net income of $2.7 million ($0.43 per share diluted) for the first quarter 2009, compared to net income of $2.8 million ($0.45 per share diluted) for the first quarter 2008, a decrease of $107 thousand, or 3.8%.
The Company’s gross profit for the first quarter 2009 was $6.2 million, compared to $6.8 million for the comparable 2008 quarter, a decrease of $538 thousand, or 8.0%. Included in gross profit for the 2009 quarter is $5.2 million from the Company’s lime and limestone operations, compared to $4.6 million in the 2008 quarter, an increase of $579 thousand, or 12.6%, and $1.1 million from the Company’s natural gas interests, compared to $2.2 million in the 2008 quarter, a decrease of $1.1 million, or 51.4%. Due to the weakened economy, the Company initiated steps to reduce its operating expenses in the fourth quarter 2008. The benefits of these reductions, along with the increase in average prices, are evidenced by improved gross profit and gross profit margin as a percentage of revenues from the Company’s lime and limestone operations in the first quarter 2009 as compared to last year’s quarter.
Production volumes for the Company’s natural gas interests for the first quarter 2009 totaled 364 thousand MCF, sold at an average price of $5.71 per MCF, from 30 wells. Production volumes in the comparable prior year quarter were 262 thousand MCF, sold at an average price of $10.15, from 22 wells.
Interest expense in the first quarter 2009 decreased to $750 thousand from $979 thousand in the first quarter 2008, a decrease of $229 thousand, or 23.4%, primarily due to decreased average outstanding debt, including $2.9 million of repayments in the first quarter 2009.
“We are pleased to have been able to continue to increase our lime prices and reduce our costs during the quarter, resulting in an improvement in gross profit margin for our lime and limestone operations,” said Timothy W. Byrne, President and Chief Executive Officer. “The economy remains a concern in 2009 as we continue to see reduced demand for our lime and limestone products by our steel, construction and other industrial customers, as well as significantly reduced revenue from our natural gas interests principally due to the drastic decline in natural gas prices,” Mr. Byrne cautioned. “Although we do not expect any increase in the short term, we believe that demand for our lime and limestone products used in highway construction and steel and other industrial production should increase in the future spurred by the government’s stimulus package and, hopefully, improved economic conditions.”

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, aluminum, paper, glass, roof shingle and agriculture industries. The Company primarily serves markets in the Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation. The Company also owns royalty and working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
INCOME STATEMENTS
Revenues
Lime and limestone operations	$26,513	$30,581
Natural gas interests	1,800	2,654

Total	$28,313	$33,235
Gross profit	$6,227	$6,765
Operating profit	$4,305	$4,848
Interest expense	750	979
Other income, net	(2)	(41)
Income tax expense	821	1,067

Net income	$2,736	$2,843

Income per share of common stock:
Basic	$0.43	$0.45
Diluted	$0.43	$0.45

Weighted average shares outstanding:
Basic	6,329	6,295
Diluted	6,371	6,351

	March 31,	December 31,
	2009	2008
BALANCE SHEETS
Assets:
Current assets	$28,846	$28,961
Property, plant and equipment, net	135,207	136,564
Other assets, net	587	604

Total assets	$164,640	$166,129

Liabilities and Stockholders’ Equity:
Current liabilities	$14,515	16,223
Debt, excluding current installments	43,416	46,354
Other liabilities	5,031	5,417
Deferred tax liabilities, net	4,138	3,688
Stockholders’ equity	97,540	94,447

Total liabilities and stockholders’ equity	$164,640	$166,129

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